Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hansen Medical, Inc.

Mountain View, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-192216, 333-192218, 333-180547 and 333-178930) and Form S-8 (Nos. 333-187342, 333-159088, 333-168671, 333-172848, 333-178931, 333-150606, 333-143320, 333-138969 and 333-194545) of Hansen Medical, Inc. of our reports dated March 16, 2015, relating to the 2014 consolidated financial statements , and the effectiveness of Hansen Medical Inc.’s internal control over financial reporting, which appear on this Form 10-K.

/s/ BDO USA, LLP

San Jose, California

March 16, 2015